Exhibit(a)(1)

MCMORAN EXPLORATION CO.

NOTICE OF

CHANGE OF CONTROL,

EXECUTION OF SUPPLEMENTAL INDENTURES,

ADJUSTMENT OF CONVERSION RATE APPLICABLE TO 4% NOTES

AND

OFFERS TO PURCHASE

4% CONVERTIBLE SENIOR NOTES DUE 2017

CUSIP Numbers: 582411 AK0 and 582411 AJ3

and

5¼% CONVERTIBLE SENIOR NOTES DUE 2013

CUSIP Number: 582411 AM6

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the (i) the Indenture (the “4% Indenture”), dated as of December 30, 2010, between McMoRan Exploration Co., a Delaware corporation (the “Company,” “we,” “us” and “our”), and U.S. Bank National Association, a national banking association, as trustee (the “4% Trustee”), relating to the Company’s 4% Convertible Senior Notes due 2017 (the “4% Notes”) and (ii) the Indenture (the “5¼% Indenture,” and together with the 4% Indenture, the “Indentures”), dated as of September 13, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “5¼% Trustee,” and together with the 4% Trustee, the “Trustees”), relating to the Company’s 5¼% Convertible Senior Notes due 2013 (the “5¼% Notes,” and together with the 4% Notes, the “Notes”), that:

(1) a Change of Control (as defined in each of the Indentures) of the Company occurred on June 3, 2013;

(2) as a result of the Change of Control, the Company entered into: (x) that certain First Supplemental Indenture, dated as of June 3, 2013, with the 4% Trustee and (y) that certain First Supplemental Indenture, dated as of June 3, 2013, with the 5¼% Trustee;

(3) as a result of the Change of Control, the conversion rate of 62.5 shares of Company common stock per $1,000 in principal amount of 4% Notes was adjusted to 70.9080 shares of Company common stock per $1,000 in principal amount of 4% Notes, from and including June 3, 2013, the effective date of the Merger, through July 18, 2013, the business day preceding the Repurchase Date (as defined below); and

(4) as a result of the Change of Control, each holder of the Notes has the right (the “Repurchase Right”) to require the Company to repurchase all or part of such holder’s Notes not yet converted, upon the terms and subject to the conditions set forth in each of the Indentures.

As previously disclosed, the Company entered into an Agreement and Plan of Merger, dated as of December 5, 2012, among the Company, Freeport-McMoRan Copper & Gold Inc. (“FCX”) and INAVN Corp. (“Merger Sub”), a wholly-owned subsidiary of FCX (the “Merger Agreement”), pursuant to which on June 3, 2013, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of FCX (the “Merger”). As a result of the Merger, a Change of Control of the Company under each of the Indentures has occurred, and each holder of the Notes has the Repurchase Right described above.

Holders may exercise their Repurchase Right by delivering written notice (“Repurchase Notice”) to the Paying Agents (defined below) any time on or prior to 11:59 p.m., New York City time, on July 18, 2013 (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on July 18, 2013 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 11:59 p.m., New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including, the Repurchase Date (as defined herein) (collectively, the “Repurchase Price”). Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on July 19, 2013 (the “Repurchase Date”).

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

As of June 3, 2013, $200,000,000 aggregate principal amount of 4% Notes and $67,832,000 aggregate principal amount of 5¼% Notes remained outstanding. The Trustees have informed us that, as of the date of this Notice of Change of Control, Execution of Supplemental Indentures, Adjustment of Conversion Rate Applicable to 4% Notes and Offers to Purchase (this “Offer to

Purchase”), all custodians and beneficial holders of the Notes held the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed (i) the 4% Trustee as our paying agent with respect to the 4% Notes (the “4% Paying Agent”) and the 5¼% Trustee as our paying agent with respect to the 5¼% Notes (the “5¼% Paying Agent,” and together with the 4% Paying Agent, the “Paying Agents”), and (ii) the 4% Trustee as our conversion agent with respect to the 4% Notes (the “4% Conversion Agent”) and the 5¼% Trustee as our conversion agent with respect to the 5¼% Notes (the “5¼% Conversion Agent,” and together with the 4% Conversion Agent, the “Conversion Agents”) in connection with the offers made pursuant to this Offer to Purchase.

This Offer to Purchase is being provided pursuant to Article 3 of each of the Indentures. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the applicable Indenture. The Repurchase Right of each holder of the Notes is subject to the terms and conditions of the applicable Indenture, the applicable Notes and this Offer to Purchase and related notice materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes for purchase and, if so, the amount of your Notes to tender. None of the Company, FCX, their respective Boards of Directors, their respective employees, the Trustees, the Paying Agents or the Conversion Agents are making any representation or recommendation to any holder as to whether or not to tender any Notes hereunder.

The 5¼% Paying Agent and 5¼% Conversion Agent is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
The Bank of New York Mellon	732-667-9408	The Bank of New York Mellon
Corporate Trust – Reorg	Attn: Adam DeCapio	Corporate Trust – Reorg
111 Sanders Creek Parkway		111 Sanders Creek Parkway
East Syracuse, NY 13057	To Confirm By Telephone or For	East Syracuse, NY 13057
Information:
315-414-3360

The 4% Paying Agent and 4% Conversion Agent is:

U.S. BANK NATIONAL ASSOCIATION

By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
U.S. Bank National Association	651-495-8158	U.S. Bank National Association
Attn: Specialized Finance	Attn: Specialized Finance	Attn: Specialized Finance
60 Livingston Avenue – EP-MN-WS2N		111 Fillmore Avenue
St. Paul, MN 55107-2292	To Confirm by email:	St. Paul, MN 55107-1402
cts.specfinance@usbank.com

To Confirm By Telephone or For
Information:
713-235-9206

Additional copies of this Offer to Purchase may be obtained from the applicable Paying Agent at their addresses set forth above.

The date of this Offer to Purchase is June 4, 2013.

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS			5

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT			6

1.	Information Concerning the Company, FCX and Royalty Trust		6

	1.1	The Company	6

	1.2	FCX	6

	1.3	Royalty Trust	7

	1.4	The Merger Agreement	7

2.	Definitions		7

3.	Information Concerning the Notes		7

	3.1	The Company’s Obligation to Purchase the Notes	7

	3.2	Repurchase Price	8

	3.3	Conversion Rights of the Notes	8

	3.4	Market for the Notes, the Royalty Trust Units and the Company Common Stock	9

	3.5	Ranking	9

	3.6	Dividends	9

4.	Procedures to Be Followed by Holders Electing to Tender Notes for Purchase		9

	4.1	Method of Delivery	10

	4.2	Agreement to Be Bound	10

	4.3	Delivery of Notes	11

5.	Right of Withdrawal		11

6.	Payment for Tendered Notes; Source and Amount of Funds		12

7.	Cancellation of Notes Acquired		12

8.	Plans or Proposals of the Company		12

9.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		12

10.	Agreements Involving the Company’s Securities		13

11.	Purchases of Notes by the Company and its Affiliates		13

12.	Certain U.S. Tax Considerations		13

13.	Additional Information		16

14.	No Solicitations		17

15.	Conflicts		17

ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND FCX			18

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

The issuer of the Notes, McMoRan Exploration Co.

Why are you offering to repurchase my Notes?

The Indentures, pursuant to which the Notes were issued, give you, as a holder of the Notes, the right to require us to repurchase all or part of the Notes upon the occurrence of a Change of Control of the Company (as defined in the Indentures). As discussed above, a Change of Control has occurred as a result of the Merger. (Page 7)

What Notes are you obligated to purchase?

We are obligated to purchase all outstanding Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indentures, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of June 3, 2013, $200,000,000 aggregate principal amount of 4% Notes and $67,832,000 aggregate principal amount of 5¼% Notes remained outstanding. (Page 7)

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be approximately $1,017 per $1,000 principal amount of 4% Notes and $1,015 per $1,000 principal amount of 5¼% Notes. The Repurchase Price is based solely on the requirements of the Indentures and the Notes and is not intended to bear any relationship to the market price of the Notes. (Page 8)

If I tender my Notes, when will I receive payment for them?

On the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn in accordance with the Repurchase Right Materials. We will forward to the applicable Paying Agent, no later than 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agents have advised that they will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 12)

What are my conversion rights with respect to my Notes?

On June 3, 2013, the effective date of the Merger, subject to certain limited exceptions, each outstanding share of common stock of the Company (the “Company Common Stock”) was converted into the right to receive $14.75 in cash, without interest, and 1.15 units representing beneficial interests (the “Royalty Trust Units,” and together with the cash, the “Merger Consideration”) in Gulf Coast Ultra Deep Royalty Trust (“Royalty Trust”). Holders of Royalty Trust Units are entitled to share in a 5% gross overriding royalty interest in hydrocarbons saved and produced from 20 of the Company’s specified shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects. Cash was paid in lieu of any fractional Royalty Trust Units.

As a result, each $1,000 principal amount of the 4% Notes is currently convertible under the terms of the 4% Indenture into approximately $1,046 in cash and 81 Royalty Trust Units (using the adjusted conversion rate of 70.9080 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and from and including the Repurchase Date, will be convertible under the terms of the 4% Indenture into approximately $922 in cash and 71 Royalty Trust Units (using the conversion rate of 62.5 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and each $1,000 principal amount of the 5¼% Notes will be converted into approximately $890 in cash and 69 Royalty Trust Units (using the current conversion price of $16.575 per $1,000 principal amount of the 5¼% Notes). (Page 8)

If you do not tender your Notes pursuant to the Repurchase Right, you retain the applicable conversion right associated with your Notes, subject to the terms and conditions set forth in the Indentures. The conversion right in respect of the 4% Notes shall expire on December 29, 2017, and the conversion right in respect of the 5¼% Notes shall expire on October 4, 2013.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights with respect to your tendered Notes, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right. (Page 9)

How can I determine the market value of the Notes?

The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and market quotations for the Notes are not available. As described above, the Notes are currently convertible into the Merger Consideration. We urge you to obtain current market information for the Notes, to the extent available, and the value of the Merger Consideration prior to making any decision with respect to the Repurchase Right. (Page 9)

What do the Board of Directors of the Company, the Board of Directors of FCX and the Trustees think of the Repurchase Right?

None of the Company, FCX, the members of their respective Boards of Directors, their respective employees, the Trustees, the Paying Agents or the Conversion Agents have made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Repurchase Right. You must make your own independent decision whether to tender your Notes for purchase pursuant to the Repurchase Right and, if so, the amount of Notes to tender. The Repurchase Right and our offer to purchase the Notes pursuant thereto as described in this Offer to Purchase is based solely on the requirements of the Indentures and the Notes. (Page 8)

When does the Repurchase Right expire?

The Repurchase Right expires at 11:59 p.m., New York City time, on the Expiration Date, which is July 18, 2013. We do not intend to extend the period you have to accept the Repurchase Right unless required to do so by the U.S. federal securities laws. (Page 8)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful. (Page 8)

How do I exercise my Repurchase Right?

You may exercise your Repurchase Right by delivering the Repurchase Notice to the applicable Paying Agent at any time prior to 5:00 p.m. on the Expiration Date. The Repurchase Notice shall state: (i) the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and (ii) that such Notes shall be repurchased by the Company pursuant to the terms and conditions in Article 3 of each of the Indentures. (Page 8)

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Right, you must deliver the Notes to the applicable Paying Agent through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than 11:59 p.m., New York City time, on the Expiration Date.

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in the Repurchase Right Materials. (Page 10)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on July 18, 2013, the Withdrawal Date. (Page 11)

How do I withdraw previously tendered Notes?

A Repurchase Notice may be withdrawn in whole or in part by means of a written notice of withdrawal delivered to the applicable Paying Agent at any time prior to 5:00 p.m., New York City time, on the Expiration Date, which notice shall state: (i) the principal amount of Notes being withdrawn, and (ii) the principal amount, if any, of Notes that remain subject to the Repurchase Notice.

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must also comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 11)

If I want to convert my Notes, what should I do?

If you elect to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the applicable Conversion Agent, (ii) surrender your Notes to the applicable Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the applicable Trustee or the applicable Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 10.09 (Taxes on Conversions) of the 4% Indenture or Section 10.08 (Taxes on Conversions) of the 5¼% Indenture, as applicable, and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the applicable Conversion Agent at the address and telephone and facsimile number set forth on the cover of this Offer to Purchase. (Page 8)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 11:59 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indentures and the Notes. (Page 10)

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (Page 9)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date; provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. (Page 8)

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes, but only if a Change of Control occurs in the future with respect to the Company prior to the maturity date of the Notes, in which case you will have the right, at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the repurchase date in connection with such Change of Control.

If I do not tender my Notes for purchase, will it affect my conversion rights?

If you do not tender your Notes for purchase, your conversion rights will not be affected by the Repurchase Right. You will continue to have the right to convert the Notes in accordance with the applicable Indenture. (Page 8)

If I do not tender my Notes for repurchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the applicable Indenture.

Following the Merger, are my Notes guaranteed by FCX?

No. The Notes are not currently guaranteed and FCX does not intend to provide a guarantee of the Company’s obligations under the Notes. (Page 9)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the applicable Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 10)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. (Page 13)

Who is the Paying Agent and Conversion Agent?

U.S. Bank National Association, the 4% Trustee under the 4% Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right Materials relating to the 4% Notes and as Conversion Agent for the 4% Notes. The Bank of New York Mellon, the 5¼% Trustee under the 5¼% Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right Materials relating to the 5¼% Notes and as the Conversion Agent for the 5¼% Notes. The Paying Agents and Conversion Agents may be contacted at the addresses and telephone numbers set forth on the cover of this Offer to Purchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the applicable Paying Agent at the address and telephone and facsimile number set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are all statements other than statements of historical facts, such as statements about the financial conditions, results of operations, earnings outlook and prospects of the Company, FCX, the Royalty Trust and the combined company and may include statements for the period following the completion of the Merger. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

We caution readers that forward-looking statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Investors are cautioned that many of the assumptions upon which forward-looking statements are based are likely to change after such forward-looking statements are made, which we cannot control. We caution investors that we do not intend to update our forward-looking statements, notwithstanding any changes in assumptions, changes in business plans, actual experience, or other changes. The forward-looking statements included or incorporated by reference in this Offer to Purchase are made only as of the date of this Offer to Purchase or such incorporated document, as applicable, and we undertake no obligation to update any forward-looking statements except as required by law.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company, FCX and Royalty Trust.

1.1 The Company.

McMoRan Oil & Gas Co., the immediate predecessor of the Company, was incorporated under the laws of the State of Delaware on April 15, 1994. On May 12, 1994, Freeport-McMoRan Inc. spun off its oil and gas operations to its shareholders through a distribution of shares of McMoRan Oil & Gas Co. At the time of the spin-off, James R. Moffett and Richard C. Adkerson were (1) Co-Chairman of the Board and Co-Chairman of the Board and Chief Executive Officer, respectively, of McMoRan Oil & Gas Co. and (2) Chairman of the Board and Senior Vice President, respectively, of Freeport-McMoRan Inc. Following its separation from Freeport-McMoRan Inc., McMoRan Oil & Gas Co. pursued a business plan of exploring for and producing oil and gas, primarily in the Gulf of Mexico and onshore in the Gulf Coast area. Freeport Sulphur Company was incorporated under the laws of the State of Delaware on August 26, 1997 (name was changed to Freeport-McMoRan Sulphur Inc. on October 21, 1997). The Company was incorporated under the laws of the State of Delaware on July 30, 1998. The Company began doing business as a publicly traded company on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC and Freeport-McMoRan Sulphur LLC (name was changed to Freeport-McMoRan Energy LLC on September 29, 2003), the successors to those companies, became the Company’s wholly owned subsidiaries. Upon completion of the Merger, the Company became a wholly-owned subsidiary of FCX.

The Company’s oil and gas operations are conducted through McMoRan Oil & Gas LLC, its principal operating subsidiary. The Company engages in the exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. The Company’s exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. The Company has one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf Coast areas, which are the Company’s regions of focus. The Company has rights to approximately 920,000 gross acres, including approximately 385,000 gross acres associated with the ultra-deep gas play below the salt weld. The Company’s focused strategy enables it to make efficient use of its geological, engineering and operational expertise in these areas where the Company has more than 40 years of operating experience. The Company also believes that the scale of its operations in the Gulf of Mexico allows it to realize certain operating synergies and provides a strong platform from which to pursue its business strategy.

The Company’s principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and its telephone number is (504) 582-4000.

1.2 FCX.

FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico (GOM), onshore and offshore California, in the Eagle Ford and Haynesville shale plays and industry leading position in the emerging shallow water, ultra-deep gas trend on the Shelf of the GOM and onshore in South Louisiana.

FCX is organized under the laws of the State of Delaware. Its principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004 and its telephone number is (602) 366-8100. Shares of FCX common stock trade on the New York Stock Exchange (the “NYSE”) under the symbol “FCX.” Additional information about FCX is available on FCX’s website at www.fcx.com.

1.3 Royalty Trust.

The Royalty Trust is a statutory trust created by FCX under the Delaware Statutory Trust Act pursuant to a trust agreement entered into on December 18, 2012, between FCX, as depositor, Wilmington Trust, National Association, as Delaware trustee and certain officers of FCX, as regular trustees. The Royalty Trust was created to hold certain overriding royalty interests (the “royalty interests”) in hydrocarbons saved and produced from 20 of the Company’s specified shallow water Gulf of Mexico and onshore Gulf Coast ultra-deep exploration prospects (the “subject interests”). The Company owns less than 100% of the working interest in each of the subject interests. On June 3, 2013, in connection with the closing of the merger, a subsidiary of the Company conveyed the overriding royalty interests to the Royalty Trust. On May 29, 2013, Wilmington Trust, National Association, was replaced by BNY Trust of Delaware, as Delaware trustee, through an action of the depositor. Effective June 3, 2013, the regular trustees were replaced by The Bank of New York Mellon Trust Company, N.A., as trustee. On June 3, 2013, in connection with the closing of the merger, a subsidiary of MMR conveyed the overriding royalty interests to the Royalty Trust.

Since 2008, the Company’s ultra-deep drilling activities (below the salt weld, i.e., the listric fault) have confirmed the Company’s geologic model and the highly prospective nature of this emerging geologic trend. Data from seven wells drilled to date tie geologic formations encountered below the salt weld to productive zones onshore, in the deepwater Gulf of Mexico and in Mexico. Each of these seven wells is included in the subject interests, along with additional exploration prospects that will also be burdened by the Royalty Trust. To date, only the Davy Jones No. 1 well has been completed and efforts continue to obtain a measurable flow rate. As such, the subject interests remain “exploration concepts” and further drilling and flow testing will be required to determine the commercial potential of the subject interests.

AS OF THE DATE OF THIS OFFER TO PURCHASE, NONE OF THE SUBJECT INTERESTS ASSOCIATED WITH THE ROYALTY TRUST UNITS HAD ANY RESERVES CLASSIFIED AS PROVED, PROBABLE OR POSSIBLE (OTHER THAN THE LINEHAM CREEK WELL), AND NONE OF SUCH SUBJECT INTERESTS HAD ANY ASSOCIATED PRODUCTION. The Royalty Trust has no ability to influence the exploration or development of the subject interests. In addition, FCX is under no obligation to fund or to commit any other resources to the exploration or development of the subject interests.

1.4 The Merger Agreement.

On December 5, 2012, the Company entered into the Merger Agreement by and among the Company, FCX and Merger Sub, pursuant to which on June 3, 2013, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of FCX. As a result of the Merger, each share of Company Common Stock held at the effective time of the Merger (other than shares held by stockholders who properly exercise dissenters’ rights and FCX) was converted into the right to receive $14.75 in cash and 1.15 Royalty Trust Units.

2. Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the applicable Indenture.

3. Information Concerning the Notes. The 4% Notes were issued under the 4% Indenture on December 30, 2010 in an aggregate principal amount of $200,000,000 and mature on December 30, 2017. As of June 3, 2013, $200,000,000 aggregate principal amount of 4% Notes remained outstanding. The 5¼% Notes were issued under the 5¼% Indenture on September 13, 2012 in an aggregate principal amount of $67,832,000 and mature on October 6, 2013. As of June 3, 2013, $67,832,000 aggregate principal amount of 5¼% Notes remained outstanding.

We have appointed the 4% Trustee as Paying Agent and Conversion Agent in connection with the 4% Notes and the 5¼% Trustee as Paying Agent and Conversion Agent in connection with the 5¼% Notes.

3.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Change of Control, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.05 of each of the Indentures, together with accrued and unpaid interest to, but not including, the Repurchase Date, subject to federal securities laws, that is 45 days after the date of the Company’s mailing to all holders of a notice stating that a Change of Control has occurred (the “Company Notice”). This Offer to Purchase constitutes the Company Notice.

The Repurchase Right will expire at 11:59 p.m., New York City time, on July 18, 2013. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by the U.S. federal securities laws. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful.

There are no material financing conditions in connection with the Company’s obligation to consummate the Repurchase Right.

3.2 Repurchase Price. Pursuant to the terms of the Indentures and the Notes, the repurchase price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We estimate that the Repurchase Price will be approximately $1,017 per $1,000 principal amount of 4% Notes and $1,015 per $1,000 principal amount of 5¼% Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indentures and the Notes and is not intended to bear any relationship to the market price of the Notes. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes before making a decision whether to tender Notes for purchase.

None of the Company, FCX, the members of their respective Boards of Directors, their respective employees, the Trustees, the Paying Agents or the Conversion Agents are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Offer to Purchase. Each holder must make its own independent decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder’s own independent assessment of the current market value of the Notes and other relevant factors.

3.3 Conversion Rights of the Notes. Your Notes are convertible under the terms of the applicable Indenture into the Merger Consideration payable to former Company stockholders in connection with the Merger. If you elect to convert your Notes, FCX will issue to you such Royalty Trust Units and pay to you cash (including cash in lieu of fractional Royalty Trust Units) in an amount equal to that which you would have received as Merger Consideration had you converted your Notes immediately prior to the Merger. Upon exercise of the conversion right, each $1,000 principal amount of the 4% Notes is currently convertible under the terms of the 4% Indenture into approximately $1,046 in cash and 81 Royalty Trust Units (using the adjusted conversion rate of 70.9080 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and from and including the Repurchase Date, will be convertible under the terms of the 4% Indenture into approximately $922 in cash and 71 Royalty Trust Units (using the conversion rate of 62.5 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and each $1,000 principal amount of the 5¼% Notes will be converted into approximately $890 in cash and 69 Royalty Trust Units (using the current conversion price of $16.575 per $1,000 principal amount of the 5¼% Notes).

If you do not tender your Notes pursuant to the Repurchase Right, you retain the applicable conversion right associated with your Notes, subject to the terms and conditions set forth in the Indentures. The conversion right in respect of the 4% Notes shall expire on December 29, 2017, and the conversion right in respect of the 5¼% Notes shall expire on October 4, 2013.

In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the applicable Conversion Agent, (ii) surrender your Notes to the applicable Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the applicable Trustee or the applicable Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 10.09 (Taxes on Conversions) of the 4% Indenture or Section 10.08 (Taxes on Conversions) of the 5¼% Indenture, as applicable, and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes.

For more information regarding the conversion rights with respect to the 4% Notes, or any of the other terms and conditions of the 4% Notes, please see the 4% Indenture, the 4% Notes and the description thereof in the section entitled “Description of the Notes” included in the Registration Statement on Form S-3ASR filed by the

Company with the Securities and Exchange Commission (the “SEC”) on January 28, 2011 and incorporated herein by reference. For more information regarding the conversion rights with respect to the 5¼% Notes, or any of the other terms and conditions of the 5¼% Notes, please see the 5¼% Indenture, the 5¼% Notes and the description thereof in the section entitled “Description of the New Notes” included in the Schedule TO filed by the Company with the SEC on August 15, 2012 and incorporated herein by reference.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have applicable conversion rights with respect to your tendered Notes, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Right.

3.4 Market for the Notes, the Royalty Trust Units and the Company Common Stock. The Notes are not listed on any national securities exchange and there is no established trading market for the Notes. To the Company’s knowledge, the Notes are traded infrequently in transactions arranged through brokers, and market quotations for the Notes are not available. The Royalty Trust Units are expected to be quoted on the OTCQX Marketplace. Prior to June 3, 2013, there were no Royalty Trust Units outstanding. Prior to the closing date of the Merger, shares of the Company Common Stock were listed on the NYSE under the symbol “MMR.” Trading of the Company Common Stock suspended following the close of the NYSE on June 3, 2013. The delisting of the Company Common Stock will be effective on June 14, 2013. As a result, there is no longer any public trading in the Company Common Stock.

The Trustees have informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of June 3, 2013, $200,000,000 aggregate principal amount of 5¼% Notes remained outstanding and $67,832,000 aggregate principal amount of 4% Notes remained outstanding. DTC was the sole record holder of the Notes.

As described in Section 3.3 above, each $1,000 principal amount of the 4% Notes is currently convertible under the terms of the 4% Indenture into approximately $1,046 in cash and 81 Royalty Trust Units (using the adjusted conversion rate of 70.9080 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and from and including the Repurchase Date, will be convertible under the terms of the 4% Indenture into approximately $922 in cash and 71 Royalty Trust Units (using the conversion rate of 62.5 shares of Company Common Stock per $1,000 principal amount of the 4% Notes), and each $1,000 principal amount of the 5¼% Notes will be converted into approximately $890 in cash and 69 Royalty Trust Units (using the current conversion price of $16.575 per $1,000 principal amount of the 5¼% Notes).

We urge you to obtain current market information for the Notes, to the extent available, before making any decision with respect to the Repurchase Right.

3.5 Ranking. The Notes are unsecured and rank equally in right of payment with all of the Company’s other existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to the Company’s existing or future secured debts to the extent of the assets securing such debt and to the obligations of our subsidiaries. Neither FCX nor any of our other affiliates have guaranteed our obligations under the Notes, and consequently the Notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

3.6 Dividends. Holders of Notes are not entitled to dividends.

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. To receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Purchase, but no later than 11:59 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustees have informed us that, as of the date of this Offer to Purchase, Cede & Co. as the nominee for DTC, is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the applicable Paying Agent in connection with exercising your Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 11:59 p.m., New York City time, on the Expiration Date will remain outstanding and will continue to be subject to the existing terms of the applicable Indenture and the applicable Notes.

4.1 Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automated Tender Offer Program (“ATOP”). Any tender of Notes is at the risk of the person tendering those Notes.

4.2 Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the applicable Notes and in the applicable Indenture;

•	such holder has received this Offer to Purchase;

•	such holder agrees to all of the terms of the Repurchase Right Materials;

•

upon the terms and subject to the conditions set forth in the Repurchase Right Materials, and effective upon the acceptance for payment of the holder’s Notes, such holder (i) irrevocably sells, assigns and transfers to us all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iv) irrevocably constitutes and appoints the applicable Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agents will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•

such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the applicable Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Repurchase Right Materials, as amended and supplemented from time to time, on the Repurchase Date;

•

payment for Notes purchased pursuant to the Repurchase Right Materials will be made by deposit of the Repurchase Price for such Notes with the applicable Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the applicable Paying Agent, until receipt by the applicable Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3 Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the applicable Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the applicable Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Repurchase Right Materials, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 11:59 p.m., New York City time, on the Expiration Date.

5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the applicable Paying Agent, no later than 10:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the applicable Paying Agent has advised that it will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes will be approximately $272 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand or funds made available by FCX.

7. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to this Offer to Purchase will be cancelled by the applicable Trustee, pursuant to the terms of the applicable Indenture.

8. Plans or Proposals of the Company. As a result of the Merger, the Company’s Common Stock has ceased to trade on the NYSE and the NYSE has filed an application on Form 25 with the with the SEC to report that the Company is no longer listed on the NYSE. The Company expects to file a Certificate and Notice of Termination of Registration on Form 15 with the SEC in order to deregister the Company Common Stock under Section 12 of the Exchange Act and suspend its reporting obligations under Section 13(a) of the Exchange Act as soon as practicable. At such time as it is eligible, the Company intends to seek to suspend its reporting obligations under Section 15(d) of the Exchange Act. Except as otherwise disclosed in this Offer to Purchase or necessitated by or in connection with the Merger, none of the Company, FCX or, to the best of the Company’s knowledge, any of the persons identified in Annex A of this Offer to Purchase currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our indebtedness or capitalization, our corporate structure or our business (other than refinancings of debt in the ordinary course by FCX or its subsidiaries);

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer (other than plans to implement new employment agreements with certain of the incumbent executive officers of the Company to document their employment terms following the Merger);

•	any change in the Company’s corporate structure or business;

•	FCX common stock ceasing to be authorized to be listed on the NYSE;

•	FCX’s obligation to file reports under the Exchange Act being terminated or suspended;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•

during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company and FCX is attached to this Offer to Purchase as Annex A.

10. Agreements Involving the Company’s Securities. Except as described above and in this Offer to Purchase, we are not, or to our knowledge, are any of our affiliates, directors or executive officers, a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right, the market price of the Notes, the market price of FCX common stock, the business and financial position of the Company and FCX and general economic and market conditions.

12. Certain U.S. Tax Considerations. The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or, alternatively, choosing not to exercise such Right and instead either continuing to hold the Notes or convert them into Merger Consideration, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A U.S. holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or if the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

U.S. Holder Who Exercises Repurchase Right

Generally, a U.S. holder will recognize gain or loss upon the exercise of the Repurchase Right. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income and (ii) the U.S. holder’s adjusted tax basis in the Notes tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right. Long-term capital gains of non-corporate U.S. holders currently are taxed at preferential tax rates. The deductibility of capital losses is subject to limitations. The portion of the cash received that is attributable to accrued but unpaid interest on the Note will be recognized as ordinary interest income to the extent that such amount has not previously included the accrued but unpaid interest in its income.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

Certain U.S. holders who are individuals, trusts or estates will be required to pay a 3.8% tax on, among other items, interest income or capital gains on the disposition of a Note. U.S. holders should consult their own tax advisors with regard to the applicability of this additional tax to their particular situation.

U.S. Holder Who Does Not Exercise Repurchase Right

If the U.S. holder does not exercise the Repurchase Right, the mere act of declining to exercise such Repurchase Right is not itself a taxable event.

Non-U.S. Holders

The following describes the tax consequences of the exercise of the Repurchase Right to a non-U.S. holder. A non-U.S. holder means a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) who is not a U.S. holder for U.S. federal income tax purposes. This section of the discussion does not apply to U.S. holders.

Amounts received pursuant to the exercise of the Repurchase Right, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. If you are a non-U.S. holder described in (i) above, you generally will be subject to a flat 30% U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Repurchase Right.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to the cash proceeds received by a U.S. holder. A U.S. holder may be subject to backup withholding unless the U.S. holder (i) comes within certain exempt categories and demonstrates that fact when required or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder will be asked to provide the U.S. holder’s correct taxpayer identification number and to certify that the holder is not subject to backup withholding. A U.S. holder subject to the backup withholding rules will be allowed a credit in the amount withheld against the U.S. holder’s U.S. federal income tax liability, and, if withholding results in an overpayment of tax, the U.S. holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS in a timely manner.

In general, a non-U.S. holder will not be subject to information reporting (except with respect to payments of accrued interest on a Note) or backup withholding with respect to proceeds received pursuant to the tender offer, provided the non-U.S. holder provides an applicable IRS Form W-8 (or other applicable form) or otherwise establishes an exemption. A non-U.S. holder subject to the backup withholding rules will be allowed a credit in the amount withheld against the non-U.S. holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, that non-U.S. holder may be entitled to a refund, provided that the requisite information is properly furnished to the IRS in a timely manner. Non-U.S. holders should consult their own tax advisers regarding the availability of a refund of any U.S. backup withholding and the filing of a U.S. tax return.

13. Additional Information. As a result of the Merger, the Company Common Stock has ceased to trade on the NYSE and the NYSE has filed an application on Form 25 with the with the SEC to report that the Company is no longer listed on the NYSE. The Company expects to file a Certificate and Notice of Termination of Registration on Form 15 with the SEC in order to deregister the Company Common Stock under Section 12 of the Exchange Act and suspend its reporting obligations under Section 13(a) of the Exchange Act as soon as practicable. At such time as it is eligible, the Company intends to seek to suspend its reporting obligations under Section 15(d) of the Exchange Act.

We are and our parent, FCX is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The documents listed below (as they may be amended from time to time), which contain important information about the Company, FCX and the Notes, are hereby incorporated by reference into this Offer to Purchase; provided, however, that we are not incorporating by reference any documents or portions thereof or other information deemed to have been furnished and not filed in accordance with SEC rules:

•

All documents the Company filed with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:30 p.m., New York City time, on the Repurchase Date;

•

All documents FCX filed with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:30 p.m., New York City time, on the Repurchase Date;

•

The section entitled “Description of the Notes” in the Company’s Registration Statement on Form S-3ASR (Registration No. 333-142570) filed by the Company with the SEC on January 28, 2011, relating to the 4% Notes;

•

Indenture, dated as of December 30, 2010, between the Company and U.S. Bank National Association, as trustee, filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on January 4, 2011, relating to the 4% Notes;

•

First Supplemental Indenture, dated as of June 3, 2013, between the Company and U.S. Bank National Association, as trustee, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on June 4, 2013, relating to the 4% Notes;

•	The section entitled “Description of the New Notes” in the Company’s Schedule TO filed by the Company with the SEC on August 15, 2012, relating to the 5¼% Notes;

•

Indenture, dated as of September 13, 2012, between the Company and The Bank of New York Mellon Trust Company, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on September 13, 2012, relating to the 5¼% Notes; and

•

First Supplemental Indenture, dated as of June 3, 2013, between the Company and The Bank of New York Mellon Trust Company, as trustee, filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on June 4, 2013, relating to the 5¼% Notes.

You can find more information about the Merger in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 3, 2013, as amended by the Current Report on Form 8-K filed by the Company with the SEC on May 7, 2013.

In the event of conflicting information in the documents referred to above, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

15. Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the applicable Indenture or the applicable Notes or any applicable laws on the other hand, the terms of the applicable Indenture or the applicable Notes or applicable laws, as the case may be, will control.

ANNEX A

THE COMPANY AND FREEPORT-MCMORAN COPPER & GOLD INC.

BOARD OF DIRECTORS AND OFFICERS

Below are the names of each of the directors and executive officers of the Company and FCX as of the date of this Offer to Purchase. The business address of each person is c/o Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

Directors of the Company

Michael J. Arnold

Executive Officers of the Company

None

Directors of FCX

Richard C. Adkerson

Robert J. Allison, Jr.

Robert A. Day

Alan R. Buckwalter, III

James C. Flores

Gerald J. Ford

Thomas A. Fry, III

H. Devon Graham, Jr.

Charles C. Krulak

Bobby Lee Lackey

Jon C. Madonna

Dustan E. McCoy

James R. Moffett

B. M. Rankin, Jr.

Stephen H. Siegele

Executive Officers of FCX	Position

Richard C. Adkerson	President and Chief Executive Officer of FCX; Vice Chairman of FCX
Michael J. Arnold	Executive Vice President and Chief Administrative Officer of FCX
Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer of FCX
James R. Moffett	Chairman of the Board of FCX
James C. Flores	President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC and Vice Chairman of FCX